Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is made and entered into as of February 1, 2010, by and between Respect Your Universe, Inc., a Nevada Corporation (hereinafter referred to as the "Company") and Exit 21 Global Solutions LLC, dba Exit 21 Apparel Solutions, an Oregon limited liability company (hereinafter referred to as the "Consultant") (collectively, the "Parties").

RECITALS

WHEREAS, Consultant has certain experience in the design, development, merchandising, sourcing and production of clothing lines; and

WHEREAS, the Company desires to engage the services of the Consultant to assist the Company in the development of a clothing line for the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.             CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the: services to be provided by the Consultant hereunder (the "Consulting Services"). Consultant will provide the Consulting Services in a professional and workmanlike manner to the best of its abilities. Consultant makes no other warranty to the Company, and specifically disclaims any warranty of merchantability or fitness for a particular purpose with respect to any products designed by Consultant hereunder.

2.             TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof (the "Effective Date"). This Agreement has a term of six months (one season) beginning, on the Effective Date. This Agreement may be renewed for a succeeding term of six months (one season) upon mutual written agreement of the Parties. Either party hereto shall have the right to terminate this Agreement without notice in the event of the bankruptcy, insolvency, or assignment for the benefit of creditors of the other party. Consultant shall have the right to terminate this Agreement if Company fails to comply with the terms of this Agreement, including without limitation the Company's responsibilities for Compensation as set forth in this Agreement and Exhibit B., and, such failure continues unremedied for a period of 10 days after written notice to the Company by Consultant. The Company shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by Consultant. Consultant shall have I5 days to remedy such breach.

3.             TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder- The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies.

4.             PLACE ARE SERVICES WILLIE PERFORMED

The Consultant will perform most services in accordance with this Agreement at Consultant's offices. In addition, the Consultant will perform services at such other place(s) as. necessary to, perform these services in accordance with this Agreement.

5.              COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in. Exhibit B. attached hereto and incorporated herein by this reference.

6.             INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of its duties under this Agreement. Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other: authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company- Ail of the designs conceived by Consultant and accepted by the Company in connection. with the Consulting Services shall be the sole and exclusive property of the Company.

7.             CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep, all, such information, secret and confidential and not to use or disclose any such. information to any individual or organization without the non-disclosing Party's prior written consent It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8              INDEMNIFICATION

The Consultant shall indemnify and hold the Company harmless from any and al liabilities and obligations arising from Consultant's conduct and activities in connection with the Consulting Services- The Company shall indemnify and hold Consultant harmless from any and all liabilities and obligations arising from conduct and activities of the Company, including (i) any allegation of infringement or violation of any third-party intellectual property rights and (ii) any product liability claim in connection with any products designed hereunder.

The indemnity obligations of the Parties under this paragraph 8 shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company, the. Consultant and any other such persons or entities mentioned hereinabove.

9.             COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)            Comply with all federal and state laws;. and

(b)            Not make any representations on behalf of the Company other than those authorized by the Company.

10.           SUBCONTRACTORS AND MANUFACTURERS

(A) Subcontractors. Consultant may, from time to time, engage subcontractors or independent contractors to perform portions of the Consulting Services under the authority, and control of Consultant.

(B) Manufacturers. Consultant will identify certain manufacturers, factories, suppliers and facilities for the production of the Company's products, and will. manage such relationships on behalf of the Company as part of the Consulting Services hereunder. The Company will be solely responsible for the payment of any invoices, posting of any requires letters-of-credit, and any other financial aspects of the business relationship with such manufacturers, factories, suppliers and facilities. Consultant is responsible for delivery of prototypes, as set forth on Exhibit A. The Company is responsible for the cost of salesman samples, as well as the cost of production lines for the products designed hereunder.

11.           NONSOLICITATION

Beginning on the Effective Date, and continuing for a period of two years after the termination of this Agreement or other agreement between the Company and Consultant (the "Restricted Period"), the Company will not:

(a)	solicit any employee, independent contractor, or subcontractor of Consultant to become an employee or independent contractor of the Company or any other person; or
(b)
solicit any supplier, manufacturer, service provider, customer, or other business relation of Consultant to become a business relation of the Company. For the avoidance of doubt, this section precludes the Company from entering into a direct business relationship with factories or other service providers that the Consultant has engaged in the course of providing the Consulting Services to the company.

Notwithstanding Section 12(A) below or the other provisions of this Agreement, the Company acknowledges that the remedies available at law for any breach of this Section 11 will, by their nature, be inadequate. Accordingly, Consultant may obtain injunctive or other equitable relief to restrain a breach or threatened breach of this Section 11 or to specifically enforce this Section 11, without proving that any monetary damages have been sustained.

12.            MISCELLANEOUS

(A)   Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or rescission shall be settled by arbitration in Orange County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator. The arbitrator sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification subject to 12(G). This Section 12 shall survive the termination of this Agreement.

(B)    If either party to this Agreement brings an action on this Agreement, the prevailing, party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(C)    This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest. This Agreement shall not be assignable by either party hereto without the prior written consent of the other.

(D)   This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(E)   This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of California.

(F)   No supplement, modification or amendment of this Agreement shall be binding unless, executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in. writing by the party making the waiver.

(G)   If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised apart hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

RESPECT YOUR UNIVERSE, INC.	EXIT 21 GLOBAL SOLUTIONS LLC, dba EXIT 21 APPAREL SOLUTIONS
/s/ Kristian Anderson	/s/ Erick Siffert
By: Kristian Anderson	By: Erick Siffert
Its: Director	Its: Member

EXHIBIT A
DESCRIPTION OF CONSULTING SERVICES

Consultant shall perform the following services pursuant to the terms of this Agreement:

(1) General consulting services for the design, development, merchandising, sourcing and production of a 20-style clothing line, including but not limited to:

(a) competitive market analysis, merchandising, and line planning;

(b) product and component design, including color and fabric selection;

(c) raw material selection and purchasing for prototypes, including the delivery of garment prototypes;

(d) fit and approval of garment and accessory prototypes; and

(e) production: responsible for delivery management and quality control of all apparel and accessories.

The above services will be further defined and delineated by the parties from time to time as, necessary. Consultant will not be responsible for any inventory (raw material or finished product) warehousing, sales, sales forecasting and planning.

EXHIBIT B
TERMS OF COMPENSATION

The Consultant's compensation hereunder shall be as follows:

1.        FEES. The fee for the Consulting Services by Consultant shall be $304,860 payable as follows: (1) $100,000 shall be payable to Consultant within five (5) days of the date of this Agreement; (2) $68,287 within forty-five (45) days of the date of this Agreement; (3) $68,287 on April 30, 2010; and (4) $68,286 on July 31, 2010. Additional fees shall be paid by the Company to Consultant in the event the Agreement is extended for an additional six month term as provided in Section 2 of this Agreement The additional fees shall be payable to Consultant on the same or similar payment schedule as set forth above for the initial term. Consultant shall also receive a signing payment of $10,000 upon execution of this Agreement.

For additional styles/silhouettes above the 20 specified in Exhibit A, the Company shall pay the Consultant an additional $5,350 for each style, except for t -shirt graphics, for which the Company shall pay Consultant an additional $1,500. Payment terms for such additional payments will be agreed upon at the time the Company and Consultant agree upon the undertaking of additional styles/silhouettes.

2.        EQUITY COMPENSATION. In addition to the Fees, the Company shall issue and deliver to Consultant a total of 500,000 shares of the Company's common stock (the "Shares"). The Company shall issue and deliver an additional 500,000 Shares to Consultant in the event this Agreement is extended for a second six month. The Shares shall be issued in the name of Consultant and delivered to Consultant at the end of each term of the Agreement, as applicable. The Shares will not be registered under the Securities Act of 1933, as amended, and will bear a restrictive legend regarding the trading or re-selling of the Shares.

3.        EXPENSES. Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company's business as substantiated by documentation. Any expenditure above $100 will require oral or written pre-approval of the Company.

RESPECT YOUR UNIVERSE, INC.	EXIT 21 GLOBAL SOLUTIONS LLC, dba EXIT 21 APPAREL SOLUTIONS
/s/ Kristian Anderson	/s/ Erick Siffert
By: Kristian Anderson	By: Erick Siffert
Its: Director	Its: Member